QuickLinks -- Click here to rapidly navigate through this document

GORDON & SILVER, LTD.
GERALD M. GORDON JEFFREY A. SILVER BRADLEY J. RICHARDSON JOSEPH S. KISTLER WILLIAM M. NOALL ERIC R. OLSEN	JAMES S. MACE STEPHEN B. YOKEN THOMAS H. FELL RICHARD L. GALIN BRADLEY N. BOODT KATHRYN GRAITGE NOALL	ATTORNEYS AT LAW NINTH FLOOR 3960 HOWARD HUGHES PARKWAY LAS VEGAS, NEVADA 89109-5978	DARYL S. ALTERWITZ Of Counsel

BRIGID M. HIGGINS SEAN M. McGUINNESS ERIKA PIKE TURNER GREGORY E. GARMAN CYNTHIA A. LEVASSEUR DONALD G. MARTIN LYNDA P. KING	ANDREW H. BERENSON MATTHEW C. ZIRZOW MARK C. NICOLETTI MANDY S. SHAVINSKY AMBRISH S. SIDHU JULIANNA M. BOOR	(702) 796-5555 FAX (702) 369-2666 www.gordonsilver.com

January 2, 2002

Axonyx Inc.
825 Third Avenue, 40th Floor
New York, NY 10022

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

    We have acted as special Nevada counsel to Axonyx Inc., a Nevada corporation (the "Company"), in connection with the registration by the Company of up to 3,898,000 shares (the "Shares") of the Company's common stock, $0.001 par value per share ("Common Stock"), through the use of a Form S-3 Registration Statement, together with any amendments thereto (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

    We further understand that the Shares consist solely of (i) 1,970,000 shares of Common Stock (the "Outstanding Shares") that were issued by the Company pursuant to the Common Stock and Warrant Purchase Agreement, dated as of December 4, 2001 (the "Agreement"), by and between the Company and the persons identified in Exhibit A to the Agreement and (ii) 1,928,000 shares of Common Stock (the "Warrant Shares") that are issuable under various warrants that were previously issued by the Company and that are identified in the Secretary's Certificate (as defined below) (the "Warrants"). We further understand that the Shares are to be offered and sold exclusively by shareholders of the Company pursuant to the Registration Statement, with none of the sale proceeds being paid to the Company.

    This letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K, as promulgated by the Commission.

    For the purpose of rendering our opinions set forth herein, we have examined and relied on copies of (i) the Registration Statement; (ii) the Agreement; (iii) a Secretary's Certificate, dated as of December 21, 2001, executed by the Vice President and Secretary of the Company (the "Secretary's Certificate"); (iv) a Certificate of Existence with Status in Good Standing, dated December 18, 2001 (the "Good Standing Certificate"), issued by the Secretary of State of the State of Nevada (the "Secretary of State") with respect to the Company; (v) Restated Articles of Incorporation of the Company, dated June 23, 2000, filed with the Secretary of State on June 28, 2000, certified by the Secretary of State as of December 19, 2001 and certified by the Vice President and Secretary of the Company as of December 21, 2001 (the "Articles"); (vi) the Company's bylaws, certified by the Vice President and Secretary of the Company as of December 21, 2001 (the "Bylaws"); (vii) a unanimous written consent of the Company's board of directors, certified by the Vice President and Secretary of the Company as of November 30, 2001; and (viii) such other records of the Company and such other documents, records and certificates, certified or otherwise identified to our satisfaction, as we deemed relevant or appropriate.

    We have assumed (A) the authenticity of any and all documents submitted to us as originals; (B) the genuineness of all signatures on documents submitted to us; (C) the legal capacity of natural persons executing all relevant documents; (D) the accuracy and completeness of all corporate records provided to us by the Company; (E) the veracity as of the date of this letter of the certificates, records, documents and other instruments furnished to us even though they may have been signed or issued on an earlier date (although, with your permission, we have not independently verified the statements made therein nor have we investigated the basis for the representations contained therein); (F) issuance of the Outstanding Shares in accordance with the Agreement against delivery of the consideration therefor specified in the Agreement; (G) due authorization and legal issuance of the Warrants by the Company; (H) the validity and binding effect of the Agreement and the Warrants on the parties thereto; (I) conformity to the originals of all documents submitted to us as copies; and (J) no changes in applicable law between the date of this letter and the date of the events which are the subject of this letter.

    Based on our review and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

    1.  The Outstanding Shares are duly authorized, legally issued, fully paid and non-assessable.

    2.  The Warrant Shares are duly authorized and if, as and when the Warrant Shares are issued in accordance with the respective Warrants against delivery of the consideration therefor specified in the Warrants, the Warrant Shares will be legally issued, fully paid and non-assessable.

    We are licensed to practice law in the State of Nevada and the opinions set forth herein are expressly limited to the laws of the State of Nevada. No opinion is given or implied regarding federal law or the laws of any jurisdiction other than the State of Nevada as currently in effect.

    These opinions are being delivered to the Company in connection with the filing of the Registration Statement with the Commission and may not be used or relied upon for any other purpose.

    We consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-B.

    Our opinions herein are rendered as of the date of this letter and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may come to our attention and which may alter, affect or modify such opinions. Our opinions are expressly limited to the matters set forth above and we render no opinion, by implication or otherwise, as to any other matters relating to the Company or any of the Shares or as to any securities other than the Shares.

Very truly yours,
/s/ GORDON & SILVER, LTD
GORDON & SILVER, LTD

QuickLinks

Re: Registration Statement on Form S-3